Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162521), of Pfizer of our report dated June 24, 2009, relating to the financial statements and the supplemental schedule of the Wyeth Union Savings Plan, which appears in the December 31, 2008 annual report on Form 11-K of the Wyeth Union Savings Plan.

PricewaterhouseCoopers LLP
Florham Park, New Jersey

June 23, 2010